Exhibit 99.1

AITX’s Subsidiary Robotic Assistance Devices Earns Group Purchasing Organization Contract

RAD Set to Enhance Safety and Security Processes at Schools, Healthcare and Senior Living Organizations Throughout 33 States via Award of HPS Contract

Detroit, Michigan, March 23, 2023 — Artificial Intelligence Technology Solutions, Inc., (the “Company”) (OTCPK:AITX), a global leader in AI-driven security and productivity solutions today announced that its wholly owned subsidiary, Robotic Assistance Devices, Inc. (RAD), has won a contract with HPS, a group purchasing organization (GPO) supporting schools, healthcare and senior living organizations across 33 states.

HPS contract No. 1022 allows the GPO’s 4,300 plus members to improve facility safety and security through RAD’s suite of security robots, both stationary and mobile.

HPS rigorously negotiates the best prices possible to deliver premium, competitively priced products and services to its members. HPS serves hospitals and medical groups, senior living facilities, schools and educational groups, senior nutritional feeding programs, county governments, religious organizations, camps, jails as well as other public and private organizations.

“HPS Members can now take advantage of RAD’s advanced AI-powered security devices, helping secure their properties, staff and assets,” said Nathan Stock, HPS Director of Clinical & Ancillary Contracting. “Members can expect to see savings up to 80% on their security spend.”

“RAD is proud to have earned the HPS contract, and for the opportunity to reach their member schools, healthcare and senior living groups,” said Mark Folmer, CPP, FSyI, President of RAD. “Our business development and implementation teams will work side-by-side with HPS member organizations to ensure they receive the necessary solutions, hardware and software to properly address their security and safety issues.”

AITX, through its subsidiary, Robotic Assistance Devices, Inc. (RAD), is redefining the $25 billion (US) security and guarding services industry through its broad lineup of innovative, AI-driven Solutions-as-a-Service business model. RAD solutions are specifically designed to provide a cost savings to businesses of between 35%-80% when compared to the industry’s existing and costly manned security guarding and monitoring model. RAD delivers this tremendous costs savings via a suite of stationary and mobile robotic solutions that complement, and at times, directly replace the need for human personnel in environments better suited for machines. All RAD technologies, AI-based analytics and software platforms are developed in-house.

RAD has a prospective sales pipeline of over 35 Fortune 500 companies and numerous other client opportunities. RAD expects to continue to attract new business as it converts its existing sales opportunities into deployed clients generating a recurring revenue stream. Each Fortune 500 client has the potential of making numerous reorders over time.

About HPS

HPS is a group purchasing organization that serves the needs of more than 4,300 members in 33 states. Member-owned and operated since 1949, HPS’ core membership base is made up of organizations that have a direct impact on the communities they serve, from hospitals to senior living facilities to schools and many more. For more information, visit www.hpsgpo.com.

CAUTIONARY DISCLOSURE ABOUT FORWARD-LOOKING STATEMENTS

The information contained in this publication does not constitute an offer to sell or solicit an offer to buy securities of Artificial Intelligence Technology Solutions, Inc. (the “Company”). This publication contains forward-looking statements, which are not guarantees of future performance and may involve subjective judgment and analysis. The information provided herein is believed to be accurate and reliable, however the Company makes no representations or warranties, expressed or implied, as to its accuracy or completeness. The Company has no obligation to provide the recipient with additional updated information. No information in this publication should be interpreted as any indication whatsoever of the Company’s future revenues, results of operations, or stock price.

About Artificial Intelligence Technology Solutions (AITX)

AITX is an innovator in the delivery of artificial intelligence-based solutions that empower organizations to gain new insight, solve complex challenges and fuel new business ideas. Through its next-generation robotic product offerings, AITX’s RAD, RAD-M and RAD-G companies help organizations streamline operations, increase ROI, and strengthen business. AITX technology improves the simplicity and economics of patrolling and guard services and allows experienced personnel to focus on more strategic tasks. Customers augment the capabilities of existing staffs and gain higher levels of situational awareness, all at drastically reduced cost. AITX solutions are well suited for use in multiple industries such as enterprises, government, transportation, critical infrastructure, education, and healthcare. To learn more, visit www.aitx.ai, www.stevereinharz.com, www.radsecurity.com, www.radgroup.ai, and www.radlightmyway.com, or follow Steve Reinharz on Twitter @SteveReinharz.

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Steve Reinharz

949-636-7060
@SteveReinharz